Exhibit 16.1
January 22, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Commissioners:

We have read the statements made by SNRG Corporation, which was filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report filed on or around January 22, 2009. We agree with such statements made insofar as they relate to our Firm.

Very truly yours,

/s/ Epstein Weber & Conover, PLC
Scottsdale, Arizona